PRESS RELEASE
March 15, 2010

Century Casinos Reports Financial Results for Fourth Quarter and Full Year 2009

Colorado Springs, Colorado, March 15, 2010 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today its financial results for the three months and year ended December 31, 2009.

Fourth Quarter 2009

Amounts in thousands, except share data	For the Three Months Ended December 31,
Consolidated Results:	2009	2008	% Change
Net operating revenue	$12,131	$11,673	3.9%
Operating loss from continuing operations	(9,027)	(553)	NM
Loss from continuing operations	(9,220)	(1,873)	NM
Earnings from discontinued operations	1,582	1,189	33.1%
Net loss	(7,638)	(684)	NM
Net loss attributable to Century Casinos, Inc.	(7,638)	(651)	NM
Adjusted EBITDA	1,725	1,527	13.0%

Earnings per share:
Loss from continuing operations	$(0.39)	$(0.08)	NM
Net loss	$(0.32)	$(0.03)	NM

Weighted-average common shares, basic and diluted	23,630,045	23,524,067	0.5%

For the fourth quarter of 2009, net operating revenue from continuing operations was $12.1 million and consolidated Adjusted EBITDA* was $1.7 million. This represents a 3.9% increase in net operating revenue from continuing operations over the same quarter of last year ($11.7 million in the fourth quarter of 2008) and a 13.0% increase in consolidated Adjusted EBITDA* ($1.5 million in the fourth quarter of 2008). Net operating revenue at the Edmonton, Alberta, Canada casino, as reported in U.S. dollars, was 13.9% higher than the same period in 2008. Management attributes the increase in net operating revenue in Edmonton to a 12.9% increase in the average exchange rate between the U.S. dollar and Canadian dollar in the fourth quarter of 2009 compared to the fourth quarter of 2008. In Canadian dollars, net operating revenue remained flat  when compared to the prior year quarter. The increase in revenue at Edmonton was offset by decreased net operating revenue at the Company’s casino in Central City, Colorado. Management attributes most of the decline in revenue at the Company’s Central City casino to a competitor opening a new hotel in the market and overall difficult economic conditions.

Operating loss from continuing operations was $9.0 million in the fourth quarter of 2009 compared to operating losses from continuing operations of $0.6 million for the fourth quarter of 2008, primarily due to the write-down of our investment in Casinos Poland (“CPL”) by $9.0 million during the fourth quarter of 2009. Effective January 1, 2010, the gaming laws in Poland changed, increasing the gaming tax rate from 45% to 50% and now requiring all licensees to go through a renewal process once their current licenses have expired. Also, all slot arcades are now required to cease operations at the end of their current license period. As a result of these changes, the Company determined that its investment in Poland suffered a decline in value that was other than temporary. The Company recorded an impairment of $9.0 million in the value of CPL to bring the value of the Company’s investment in CPL in line with management’s estimate of CPL’s fair market value based on expectations of CPL’s future cash flows.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
1/13

The Company reported a loss from continuing operations of $9.2 million, or $0.39 per share, for the fourth quarter of 2009, compared to a loss from continuing operations of $1.9 million, or $0.08 per share, for the fourth quarter of 2008. Partially offsetting the increase in operating loss from continuing operations was a decrease in interest expense of $0.7 million and an increase in foreign currency gains of $0.9 million when comparing the fourth quarter of 2009 to the fourth quarter of 2008. Adjusted for the one-time write-down of CPL and foreign currency transaction gains, the loss from continuing operations was $0.6 million*, or $0.03 per share, for the fourth quarter of 2009.

Including discontinued operations, the Company reported a net loss attributable to Century Casinos, Inc. and subsidiaries of $7.6 million, or $0.32 per share, for the fourth quarter of 2009. During the fourth quarter of 2009, the Company recorded a gain of $1.6 million that was previously deferred from the disposition of its South African casinos (“See Sale of CCA” below). The Company reported a net loss attributable to Century Casinos, Inc. and subsidiaries of $0.7 million, or $0.03 per share, for the fourth quarter of 2008.

Year ended December 31, 2009

Amounts in thousands, except share data	For the Year Ended December 31,
Consolidated Results:	2009	2008	% Change
Net operating revenue	$49,738	$53,042	(6.2%)
Operating loss from continuing operations	(8,370)	(9,257)	9.6%
Loss from continuing operations	(12,903)	(17,857)	27.7%
Earnings from discontinued operations	24,722	4,662	NM
Net earnings (loss)	11,819	(13,195)	NM
Net earnings (loss) attributable to Century Casinos, Inc.	10,883	(13,473)	NM
Adjusted EBITDA	7,941	8,377	(5.2%)

Earnings per share:
Loss from continuing operations	$(0.55)	$(0.76)	27.6%
Net earnings (loss)	$0.46	$(0.57)	NM

Weighted-average common shares, basic and diluted	23,575,709	23,455,351	0.5%

For the year ended December 31, 2009, net operating revenue from continuing operations was $49.7 million and consolidated Adjusted EBITDA* was $7.9 million. This represents a 6.2% decrease in net operating revenue from continuing operations over 2008 ($53.0 million for the year ended December 31, 2008) and a 5.2% decrease in consolidated Adjusted EBITDA* ($8.4 million for the year ended December 31, 2008). This decrease is due to declines in net operating revenue at the Company’s properties in Colorado, resulting in a decrease in its Colorado casinos’ market share in the Cripple Creek and the Central City/Black Hawk market. In addition, net operating revenue in Edmonton, Alberta, Canada, as reported in U.S. dollars, was 7.3% lower than in 2008, but essentially comparable in Canadian dollars. The reported results were negatively affected by a 7.0% decrease in the average exchange rate between the U.S. dollar and Canadian dollar for the year ended December 31, 2009, compared to the year ended December 31, 2008.

  * See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
2/13

Operating loss from continuing operations was $8.4 million for the year ended December 31, 2009 compared to an operating loss from continuing operations of $9.3 million for the year ended December 31, 2008. For the year ended December 31, 2009, the Company recorded a write-down of $9.0 million in the value of CPL. For the year ended December 31, 2008, the Company recorded goodwill impairments of $9.3 million related to its investments in Central City, Colorado and Cripple Creek, Colorado. Excluding these items, the Company had operating earnings from continuing operations of $0.6 million* and $0.1* million for the years ended December 31, 2009 and 2008, respectively. The increase in operating earnings from continuing operations (adjusted for the write-downs) is primarily due to a decrease in depreciation expense at the Company’s Colorado properties on a year-over-year basis. The Company substantially offset the decline in gaming revenue in 2009 by controlling its general and administrative expenses.

The Company reported a loss from continuing operations of $12.9 million, or $0.55 per share for the year ended December 31, 2009 and a loss from continuing operations of $17.9 million, or $0.76 per share, for 2008. In addition to the decrease in operating losses from continuing operations, the Company’s loss from continuing operations decreased due to the Company establishing a valuation allowance on its U.S. deferred taxes of approximately $6.0 million during the third quarter of 2008. The tax effect on subsequent net operating income or losses incurred in the U.S. reduces or increases this valuation allowance. The recording of the valuation allowance and the subsequent effect of not taking a tax benefit on U.S. losses has contributed to a $3.2 million decrease in our tax expense when comparing the year ended December 31, 2009 to the year ended December 31, 2008. The Company continues to not recognize tax benefits on operating losses incurred in the U.S. In addition to the decline in tax expense, foreign currency losses for 2009 declined by $0.4 million compared to the prior year. Adjusted for the write-down of the investment in CPL, the one-time write-off of deferred financing charges resulting from the early repayment of the Company’s Colorado third party debt (See “Sale of CCA” below) and foreign currency transaction losses, the loss from continuing operations was $2.9 million*, or $0.12 per share, for the year ended December 31, 2009.

Including discontinued operations, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $10.9 million, or $0.46 per share, for the year ended December 31, 2009. During the year ended December 31, 2009, the Company reported a gain of $21.9 million, or $0.93 per share, on the disposition of Century Casinos Africa (“CCA”) and a gain of $915,000, or $0.04 per share, on the previously reported disposition of the Century Casino Millennium.

Sale of CCA

On December 19, 2008, the Company entered into an agreement to sell all of the outstanding shares of CCA for a gross selling price of ZAR 460.0 million ($59.4 million), less the balance of third party South African debt and other agreed-to amounts. CCA owned the Caledon Hotel, Spa & Casino and 60% of the Century Casino & Hotel in Newcastle, South Africa. The Company received total net proceeds of ZAR 373.2 million ($47.9 million) from the sale of CCA.

During the fourth quarter of 2009, the Company realized a previously deferred gain of $1.7 million resulting from the sale of CCA

With the proceeds from the sale of CCA, the Company repaid all of its third party debt in Colorado (approximately $15.9 million) and purchased the Silver Dollar Casino in Calgary, Alberta, Canada.  In conjunction with the repayment of the third party debt in Colorado, the Company wrote off approximately $1.0 million in deferred finance charges.

  * See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
3/13

Purchase of Silver Dollar Casino

On December 15, 2009, the Company announced that its subsidiary, Century Casinos Europe GmbH ("CCE"), entered into a definitive agreement to acquire 100% of the issued and outstanding shares of Frank Sisson's Silver Dollar Ltd. ("FSSD") and 100% of the issued and outstanding shares of EGC Properties Ltd. ("EGC") from Grant Thornton Limited, as receiver and manager of EGC Holdings Ltd. ("Holdings"), FSSD and EGC. Prior to the closing of the transaction, FSSD and EGC collectively owned and operated the Silver Dollar Casino ("Silver Dollar") and related land in Calgary.

The Silver Dollar is a 93,000 square-foot casino facility located on approximately seven acres of land in Calgary. The casino facility includes 504 slot machines, 16 table games, 25 video lottery terminals, two restaurants, a lounge, a 5,000 square-foot showroom, an 18,000 square-foot convention center and a 30-lane bowling alley.

The total consideration for the transaction was $10.7 million plus a working capital adjustment of $0.8 million, for a total of $11.5 million. The transaction closed on January 13, 2010.

Share Repurchases

In March 2000, the Company’s board of directors approved a discretionary program to repurchase up to $5.0 million of the Company’s outstanding common stock. In November 2009, the board of directors approved an increase of the amount available to be repurchased to $15.0 million under the repurchase program. The repurchase program has no set expiration or termination date. In December 2009, the Company repurchased 53,557 shares of common stock at a weighted average price of $2.43 per share.

Property Results (Continuing Operations)

The following discussion of the Company’s property results is for the fourth quarter of 2009 and 2008. For a discussion of year-over-year property results, please refer to the Company’s 2009 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2010.

Property Highlights
(Amounts in thousands)

	Net Operating Revenue		Adjusted EBITDA*
	For the Three Months Ended December 31,		For the Three Months Ended December 31,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	$5,635	$4,948	$2,023	$1,658
Womacks Casino & Hotel (Cripple Creek)	2,385	2,416	286	338
Century Casino & Hotel, Central City	3,604	3,756	775	671
Cruise Ships	507	549	102	123
Corporate	-	4	(1,461)	(1,263)
Consolidated net operating revenue	$12,131	$11,673	$1,725	$1,527

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
4/13

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton increased by 13.9% to $5.6 million for the fourth quarter of 2009 compared to $4.9 million for the fourth quarter of 2008, primarily due to a 12.9% increase in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue in the fourth quarter of 2009 remained flat at CAD 6.0 million compared to the prior year quarter. Declines in gaming revenue (reported in Canadian dollars) were offset by an increase in hotel, food and beverage revenue, particularly due to increased activity at the property’s showroom. Management believes that revenue at the Edmonton casino was negatively impacted by a slow economy and that road construction in front of the casino during a portion of 2009 adversely affected access to the casino. The construction ended in the first week of November 2009.

Adjusted EBITDA* was $2.0 million for the fourth quarter of 2009, an increase of 22.0% from $1.7 million for the fourth quarter of 2008, which management attributes primarily to the favorable exchange rate. In Canadian dollars, Adjusted EBITDA* increased by 6.4% to CAD 2.1 million for the three months ended December 31, 2009 from CAD 2.0 million for the three months ended December 31, 2008, which management attributes to the increased hotel, food and beverage revenue.

Womacks Casino (Cripple Creek, Colorado, USA) – Net operating revenue at Womacks Casino in Cripple Creek, Colorado for the fourth quarter of 2009 remained flat at $2.4 million compared to the prior year quarter. A 3.1% increase in gaming revenue was offset by a comparable decrease in hotel, food and beverage revenue. On July 2, 2009, gaming establishments in Colorado were permitted to raise the maximum betting limit to $100, be open for 24 hours and have roulette and craps tables.  The Company has implemented these changes at its Colorado casinos. Management believes that any benefit achieved from the change in gaming laws was offset by the continued slow economy. The Cripple Creek gaming market as a whole increased by 2.2% during the fourth quarter of 2009.  Womacks’ Adjusted EBITDA* for both the fourth quarter of 2009 and the fourth quarter of 2008 was $0.3 million, primarily due to flat revenue on a year over year basis and continued cost control.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City decreased 4.0% to $3.6 million for the fourth quarter of 2009 compared to $3.8 million for the fourth quarter of 2008. The combined Central City/Black Hawk gaming market as a whole increased 13.1%. The Company’s share of Central City/Black Hawk gaming revenue decreased from 3.2% for the three months ended December 31, 2008 to 2.7% for the three months ended December 31, 2009. During the fourth quarter 2009, our largest competitor in the market opened a 536-room hotel with pool and spa facilities in which they invested approximately $235 million. Management believes that this negatively impacted Century Casino and Hotel’s revenue. Adjusted EBITDA* for the Century Casino and Hotel in Central City for the fourth quarter of 2009 increased by 15.5% to $0.8 million compared to $0.7 million in the fourth quarter of 2008. The increase is primarily due to a decline in property taxes for which we reduced our property tax accrual by $0.2 million during the fourth quarter 2009.

The Company expects that in 2010 a new casino will open across from its casino in Central City. Management believes that this casino will have approximately 200 slot machines, 5 table games, a video poker sports bar and a banquet room, and will provide further competition to the Company’s casino in Central City.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $0.5 million and Adjusted EBITDA* of $0.1 million for each of the fourth quarters of 2009 and 2008.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
5/13

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1.5 million for the fourth quarter of 2009 compared to negative Adjusted EBITDA* of $1.3 million for the fourth quarter of 2008. The lower negative Adjusted EBITDA* is primarily due to an increase in our bonus compensation awards of $0.2 million when comparing the fourth quarter of 2009 to the fourth quarter of 2008.

Liquidity

Cash and cash equivalents totaled $37.0 million at December 31, 2009 and the Company had working capital (current assets minus current liabilities) of $28.6 million. During 2009, the Company received net cash of $47.9 million and net cash of $1.6 million from the sales of its casinos in South Africa and the Czech Republic, respectively. With the proceeds from these sales and from its operations, the Company repaid $24.6 million of its debt during 2009.

Subsequent to December 31, 2009, the Company has paid $10.5 million towards its acquisition of the Silver Dollar Casino in Calgary. In the second quarter of 2010, the Company expects to close on the purchase of land in Cripple Creek, Colorado to be used as a parking lot. The expected cost to purchase the land is $2.2 million.

The Company will post a copy of its 2009 Form 10-K filed with the SEC on its website at www.cnty.com/corporate/investor/sec-filings/ on Monday, March 15, 2010.

Century Casinos will host its Q4 2009 Earnings Conference Call today at 8:30 am MST; 3:30 pm CET, respectively. U.S. domestic participants please dial +1-800-894-5910; all other international participants please use +1-785-424-1052 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

  * See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
6/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Condensed Consolidated Statements of (Loss) Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Operating revenue:
Gaming	$11,082	$10,841	$46,496	$49,949
Hotel, food and beverage	2,202	2,075	8,417	8,669
Other	519	466	1,914	1,935
Gross revenue	13,803	13,382	56,827	60,553
Less promotional allowances	1,672	1,709	7,089	7,511
Net operating revenue	12,131	11,673	49,738	53,042

Operating costs and expenses:
Gaming	4,814	4,651	19,068	20,432
Hotel, food and beverage	1,618	1,683	6624	6,961
General and administrative	4,336	4,287	17,652	19,586
Impairments and other write-offs	8,983	-	8,985	9,357
Depreciation	1,490	1,648	6,138	6,772
Total operating costs and expenses	21,241	12,269	58,467	63,108
Earnings from unconsolidated subsidiary	83	43	359	809
Operating loss from continuing operations	(9,027)	(553)	(8,370)	(9,257)

Non-operating income (expense):
Interest income	7	5	50	31
Interest expense	(340)	(1,043)	(3,773)	(4,130)
Gains (losses) on foreign currency transactions and other	446	(472)	15	(441)
Non-operating income (expense), net	113	(1,510)	(3,708)	(4,540)
Loss from continuing operations before income taxes	(8,914)	(2,063)	(12,078)	(13,797)
Income tax provision (benefit)	306	(190)	825	4,060
Loss from continuing operations	(9,220)	(1,873)	(12,903)	(17,857)

Discontinued operations:
Earnings from discontinued operations	-	1,218	2,674	5,448
Gain on disposition of Century Casino Millennium	-	-	915	-
Gain on disposition of Century Casinos Africa	1,582	-	21,859	-
Provision for income taxes	-	29	726	786
Earnings from discontinued operations	1,582	1,189	24,722	4,662

Net (loss) earnings	(7,638)	(684)	11,819	(13,195)
Less: Net (loss) earnings attributable to the noncontrolling interests (continuing operations)	-	(46)	(42)	77
Less: Net earnings attributable to the noncontrolling interests (discontinued operations)	-	13	978	201
Net (loss) earnings attributable to Century Casinos, Inc. and subsidiaries	$(7,638)	$(651)	$10,883	$(13,473)

7/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Basic (loss) earnings per share:
Loss from continuing operations	$(0.39)	$(0.08)	$(0.55)	$(0.76)
Earnings from discontinued operations	0.07	0.05	1.01	0.19
Net (loss) earnings	$(0.32)	$(0.03)	$0.46	$(0.57)

Diluted (loss) earnings per share:
Loss from continuing operations	$(0.39)	$(0.08)	$(0.55)	$(0.76)
Earnings from discontinued operations	0.07	0.05	1.01	0.19
Net (loss) earnings	$(0.32)	$(0.03)	$0.46	$(0.57)

Weighted Average Shares Outstanding:
Basic & Diluted	23,630,045	23,524,067	23,575,709	23,455,351

Amounts attributable to Century Casinos, Inc. and subsidiaries common shareholders:
Loss from continuing operations	$(9,220)	$(1,827)	$(12,861)	$(17,934)
Earnings from discontinued operations	1,582	1,176	23,744	4,461
Net (loss) earnings	$(7,638)	$(651)	$10,883	$(13,473)

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	December 31, 2009	December 31, 2008
Assets
Current Assets, excluding assets held for sale	$39,627	$9,707
Assets held for sale (all current)	-	35,983
Other Assets	95,683	104,316
Total Assets	$135,310	$150,006

Liabilities and Shareholders’ Equity
Current Liabilities, excluding liabilities related to assets held for sale	$10,984	$17,521
Liabilities related to assets held for sale (all current)	-	10,770
Non-Current Liabilities	16,037	29,231
Shareholders’ Equity	108,289	92,484
Total Liabilities and Shareholders’ Equity	$135,310	$150,006

8/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted Operating (Loss) Earnings from Continuing Operations
(Amounts in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Operating Loss from Continuing Operations	$(9,027)	$(553)	$(8,370)	$(9,257)
Impairments and other write-offs	8,983	-	8,985	9,357
Adjusted Operating (Loss) Earnings from Continuing Operations	$(44)	$(553)	$615	$100

Century Casinos, Inc.
Adjusted Net (Loss) Earnings (Unaudited)
(Amounts in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Loss from Continuing Operations	$(9,220)	$(1,873)	$(12,903)	$(17,857)
Impairments and other write-offs	8,983	-	8,985	9,357
Tax valuation allowance	-	-	-	6,021
Write-off of deferred financing charges	-	-	945	-
Foreign currency losses (gains)	(406)	486	55	455
Adjusted Net (Loss) Earnings	$(643)	$1,387	$(2,918)	$(2,024)

The Company defines Adjusted EBITDA margin as Adjusted EBITDA (see below) divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

Century Casinos, Inc.
Adjusted EBITDA Margins by Property (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	36%	34%	35%	36%
Womacks Casino & Hotel (Cripple Creek)	12%	14%	18%	15%
Century Casino & Hotel, Central City	22%	18%	24%	22%
Cruise Ships	20%	22%	18%	19%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin	14%	13%	16%	16%

9/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations below. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity.

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended December 31, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$958	$(21)	$58	$11	$(10,226)	$(9,220)
Interest income	(6)	-	-	-	(1)	(7)
Interest expense	298	1	21	-	20	340
Income taxes	411	(14)	25	-	(116)	306
Depreciation	345	315	671	91	68	1,490
Stock compensation	-	-	-	-	238	238
Foreign currency losses (gains)	17	-	-	-	(423)	(406)
Impairments and other write-offs	-	5	-	-	8,978	8,983
Loss on disposition of fixed assets	-	-	-	-	1	1
Adjusted EBITDA	$2,023	$286	$775	$102	$(1,461)	$1,725

10/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended December 31, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$742	$(97)	$(430)	$44	$(2,132)	$(1,873)
Interest income	(2)	-	-	-	(3)	(5)
Interest expense	323	47	611	-	62	1,043
Income taxes	309	(62)	(275)	1	(163)	(190)
Depreciation	305	451	765	59	68	1,648
Stock compensation	-	-	-	-	399	399
Foreign currency losses	(19)	(1)	-	-	506	486
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	-	-	19	-	19
Adjusted EBITDA	$1,658	$338	$671	$123	$(1,263)	$1,527

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Year Ended December 31, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$3,311	$242	$(733)	$56	$(15,779)	$(12,903)
Interest income	(10)	-	(1)	-	(39)	(50)
Interest expense	1,121	144	2,329	-	179	3,773
Income taxes	1,327	147	(498)	1	(152)	825
Depreciation	1,304	1,361	2,894	311	268	6,138
Stock compensation	-	-	-	-	1,101	1,101
Foreign currency losses	75	-	-	-	(20)	55
Impairments and other write-offs	-	5	-	-	8,980	8,985
Loss on disposition of fixed assets	-	-	3	-	14	17
Adjusted EBITDA	$7,128	$1,899	$3,994	$368	$(5,448)	$7,941

11/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Year Ended December 31, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings (loss) from continuing operations	$3,681	$(7,305)	$(2,984)	$160	$(11,409)	$(17,857)
Interest income	(19)	-	-	-	(12)	(31)
Interest expense	1,382	(22)	2,306	-	464	4,130
Income taxes	1,567	(45)	(574)	4	3,108	4,060
Depreciation	1,385	1,806	3,032	250	299	6,772
Stock compensation	-	-	-	-	1,443	1,443
Foreign currency (gains) losses	(125)	-	-	-	580	455
Impairments and other write-offs	-	7,233	2,124	-	-	9,357
Loss on disposition of fixed assets	-	-	2	40	6	48
Adjusted EBITDA	$7,871	$1,667	$3,906	$454	$(5,521)	$8,377

Century Resorts Alberta
Reconciliation of Adjusted EBITDA to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	For the three months ended December 31, 2009	For the three months ended December 31, 2008	For the year ended December 31, 2009	For the year ended December 31, 2008

Net earnings	CAD 1,095	CAD 936	CAD 3,930	CAD 3,829
Interest income	(7)	(2)	(11)	(20)
Interest expense	315	389	1,274	1,467
Income taxes	434	317	1,508	1,598
Depreciation	366	369	1,484	1,470
Foreign currency (gains)	(67)	(2)	(67)	(7)
Adjusted EBITDA*	CAD 2,136	CAD 2,007	CAD 8,118	CAD 8,337

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Canada and the Silver Dollar Casino in Calgary, Canada. The Company also operates casinos aboard five luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, expected competition, expected purchase of property in Cripple Creek, plans for our casinos and the impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 15, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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